Exhibit 99.3

Business Development Corporation of America Announces Appointment of

Benefit Street Partners as New Investment Adviser

Benefit Street Partners Brings Experienced Team of Investment Professionals and Institutional Credit

Platform to Support BDCA

NEW YORK – November 1, 2016 – Business Development Corporation of America (“BDCA” or the “Company”), a non-traded business development company, today announced that the Company has appointed an affiliate of Benefit Street Partners L.L.C. (“BSP”) as its new external advisor, effective immediately. The Company’s Board of Directors, including all of its non-interested directors, have unanimously approved BSP as the new advisor. The transaction was also approved by BDCA stockholders at the Company’s Special Meeting of Stockholders on October 28, 2016.

BSP is a leading credit-focused alternative asset management firm with over $17 billion in assets under management. BSP manages assets across a broad range of complementary credit strategies including high yield, levered loans, private / opportunistic debt, liquid credit, structured credit and commercial real estate debt. BSP has approximately 140 employees with over 80 investment professionals. BSP is in partnership with Providence Equity Partners L.L.C., a leading global private equity firm with a combined $50 billion in assets under management.

In connection with the closing of the transaction, the Company has appointed BSP’s President, Richard J. Byrne, as Chairman and Chief Executive Officer. In addition, the Company’s stockholders elected Ronald J. Kramer to the Board as an independent director. Peter M. Budko and Edward M. Weil, Jr., who were affiliated with the Company’s previous investment adviser, have resigned from the Board. As a result, the Board is currently comprised of four independent directors and one interested director.  In addition to the appointment of Mr. Byrne, Corinne D. Pankovcin will continue in her role as Chief Financial Officer and Treasurer of BDCA. Nearly all of the previous adviser’s employees will join BSP and be integrated into the BSP platform.

“I am very excited to announce the appointment of BSP as BDCA’s new advisor,” said Leslie D. Michelson, BDCA’s Lead Independent Director. “The Board is confident that BDCA will benefit greatly from BSP’s existing infrastructure, relationships, and talented team members. We look forward to their contributions in origination, underwriting and portfolio management, which we expect will improve performance on a risk-adjusted basis and reduce operating expenses. This change will help position the Company for a potential liquidity event at some point in the future. We would also like to thank Peter Budko, Michael Weil and our former management team, as well as its former adviser, AR Global, for their many contributions to BDCA.”

Mr. Byrne said, "We are thrilled to have the opportunity to leverage our proprietary sourcing network and credit expertise to enhance BDCA’s already strong platform and optimize its portfolio and performance. We believe BDCA will benefit from our platform’s ability to be a one-stop lending solution to middle market companies. We look forward to delivering meaningful value to BDCA’s stockholders.”

BSP brings a proven track record in combination with a large and experienced credit team led by Tom Gahan, Chief Executive Officer of BSP. BSP has delivered strong investment performance at its three flagship private debt funds and has deployed over $12 billion in its private debt strategy over its eight year history. Under BSP, BDCA’s new originations will primarily focus on senior secured loans (including first-lien, unitranche and second-lien loans) and to a lesser extent, mezzanine loans, unsecured loans and equity.

BDCA will continue to operate as a business development company under the same name, and stockholders will own the same amount and type of shares in BDCA.

Houlihan Lokey served as financial advisor to BSP and Ropes & Gray LLP served as legal counsel to BSP.

About Benefit Street Partners

Benefit Street Partners is a leading credit-focused alternative asset management firm with over $17 billion in assets under management. BSP manages assets across a broad range of complementary credit strategies including high yield, levered loans, private / opportunistic debt, liquid credit, structured credit and commercial real estate debt. BSP is in partnership with Providence Equity Partners, a leading global private equity firm with a combined $50 billion in assets under management. The BSP platform was established in 2008 and is based in New York. For further information, please visit www.benefitstreetpartners.com.

About BDCA

BDCA is a non-traded business development company that primarily invests in senior secured loans, and to a lesser extent, mezzanine loans, unsecured loans and equity of private middle-market companies. As of June 30, 2016, BDCA had $2.6 billion of total assets. BDCA is managed by its investment adviser, BDCA Adviser, LLC, an affiliate of Benefit Street Partners L.L.C.

MEDIA CONTACTS

Business Development Corporation of America

Investor Relations

866-902-0063

Benefit Street Partners

Andrew Cole/Kelsey Markovich

212-687-8080

prov-svc@sardverb.com